Exhibit 3.2

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

UTime Limited (ROC #343571) (the “Company”)

TAKE NOTICE that by written resolution of the board of directors of the Company dated 20 June 2026, the following resolution was passed:

1	Authorised Share Capital Consolidation

1.1	It is noted that:

(a)	the Company is listed on the Nasdaq Stock Exchange (“Nasdaq”);

(b)	pursuant to an ordinary resolution passed at an extraordinary general meeting of the Company held on 26 January 2026 (the “Meeting”), the shareholders of the Company resolved that the authorised share capital of the Company be amended to effect a consolidation of the Class A Ordinary Shares of par value US$0.5 each of the Company (the “Class A Shares”) at a ratio within the range of 10:1 to 200:1 as determined at the discretion of the directors of the Company (the “Directors”), with the ratio, implementation and timing of one or more such consolidations to be completed at any time within the 12 months following the Meeting as the Directors may determine in their sole discretion for the purpose of regaining and maintaining compliance with the Nasdaq listing rules;

(c)	pursuant to unanimous written resolutions of the Directors passed on 22 May 2026 (the “May Director Resolution”), the Directors approved a consolidation of the Class A Shares at a ratio of 10:1 such that each authorized 10 Class A Ordinary Shares of par value US$0.5 be consolidated into 1 Class A Ordinary Share with a par value of US$5.0 each for the purpose of, among other things, increasing the per-share trading price of the Company’s Class A Ordinary Shares to maintain compliance with the Nasdaq minimum bid price requirement and therefore amend the authorized share capital of the Company to US$450,100,000 divided into: (i) 90,000,000 Class A ordinary shares, of a par value of US$5.0 each and (ii) 100,000,000 Class B ordinary shares, of a par value of US$0.001 each (the “Initial Consolidation”);

(d)	the Initial Consolidation was filed with the Registrar of Companies in the Cayman Islands on 26 May 2026 following the passing of the May Director Resolution;

(e)	as the Company is listed on Nasdaq, the Initial Consolidation could not legally become effective until Nasdaq approval is obtained; and, as such approval had not been obtained on 26 May 2026, the Initial Consolidation was not effective and the filing of the Initial Consolidation with the Registrar of Companies in the Cayman Islands on 26 May 2026 was made in error; and

Filed: 02-Jul-2026 09:52 EST
www.verify.gov.ky File#: 343571	Auth Code: C44499731036

(f)	the Directors therefore approved a rectification filing in respect of the Consolidation on 12 June 2026 and such filing was submitted to the Registrar of Companies in the Cayman Islands reflecting the correct authorised share capital of the Company at that time as US$450,100,000 divided into: (i) 900,000,000 Class A ordinary shares, of a par value of US$0.5 each and (ii) 100,000,000 Class B ordinary shares, of a par value of US$0.001 each.

1.2	It is further noted that the Nasdaq approval referred to above has now been obtained, such approval to go effective on 22 June 2026. It is therefore proposed that, it being determined that the ratio of the Initial Consolidation remains in the commercial interest of the Company, the Company file an amendment of the authorised share capital of the Company with the Registrar reflecting the consolidation of the Class A Shares at a ratio of 10:1 such that each authorized 10 Class A Ordinary Shares of par value US$0.5 be consolidated into 1 Class A Ordinary Share with a par value of US$5.0 each for and therefore amend the authorized share capital of the Company:

(a)	from US$450,100,000 divided into: (i) 900,000,000 Class A ordinary shares, of a par value of US$0.5 each and (ii) 100,000,000 Class B ordinary shares, of a par value of US$0.001 each;

(b)	to US$450,100,000 divided into: (i) 90,000,000 Class A ordinary shares, of a par value of US$5.0 each and (ii) 100,000,000 Class B ordinary shares, of a par value of US$0.001 each;

(c)	by the consolidation of each 10 Class A ordinary shares, of a par value of US$0.5 each into 1 Class A ordinary shares, of a par value of US$5.0 each,

(the “Permitted Consolidation”).

1.3	It is noted that it is in the Company’s commercial interests that the Company should approve the Permitted Consolidation.

1.4	It is unanimously resolved that:

(a)	it is in the Company’s commercial interests that the Company should approve the Permitted Consolidation;

(b)	Maples Corporate Services Limited, as registered office provider of the Company, be and is authorised to attend to the necessary filings in respect of the Permitted Consolidation with the Registrar of Companies in the Cayman Islands;

Allema Ramoon
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 2nd day of July 2026

Filed: 02-Jul-2026 09:52 EST
www.verify.gov.ky File#: 343571	Auth Code: C44499731036